Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES APPROVAL OF CLINICAL TRIAL AUTHORIZATION
FOR PHASE 1B TRIAL OF ITMN-191
— Phase 1b trial expected to begin in September —
BRISBANE, Calif., September 4, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced that the amended Clinical Trial Authorization (CTA) related to the Phase 1b clinical trial of ITMN-191 (Roche-R7227) has been approved by the appropriate European regulatory authorities. InterMune also has received approval from the Ethics Committee of the institutions that will conduct the Phase 1b study. ITMN-191 is an orally available hepatitis C virus (HCV) protease inhibitor in development by InterMune and its partner, Roche.
InterMune expects that the Phase 1b multiple ascending dose (MAD) study will begin this month and expects to announce initial top-line viral kinetic and safety results from the first three dose cohorts of the MAD study in the first quarter of 2008.
Dan Welch, President and Chief Executive Officer of InterMune, said, “InterMune and Roche are pleased to announce that we have successfully secured the required regulatory approvals that enable us to initiate our very important Phase 1b multiple ascending dose study. By amending the Phase 1b protocol, we believe we have enhanced our ability to deliver the most robust Phase 1b results possible which we expect will place us in a stronger position to begin our Phase 2 trials.”
In early May, InterMune announced that it would amend the CTA to take into consideration new information on competitive protease inhibitors, in-vitro and preclinical data on ITMN-191 and pharmacokinetic observations from a Phase 1a study that was completed in May of 2007. In that study, a higher than anticipated exposure of ITMN-191 in plasma was observed in subjects dosed with food, suggesting that ITMN-191 may be administered in subsequent clinical studies at lower doses than were previously estimated.
The Phase 1b study is designed to assess the effect on viral kinetics, viral resistance, pharmacokinetics, safety and tolerability of multiple ascending doses of ITMN-191 given as a monotherapy. InterMune plans to administer ITMN-191 for a period of 14 days to three ascending dose cohorts of treatment-naïve chronic hepatitis C patients infected with HCV genotype 1. Twice per day (BID) and three-times per day (TID) dose regimens will be studied. In addition, a single cohort of non-responder patients will be studied. If results of the first three dose cohorts indicate that more information would be desirable to fully inform the Phase 2 program, the Phase 1b study will be expanded to additional cohorts.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 within the Roche research and development programs) in Phase 1a, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 30, 2007 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
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